EXHIBIT 10.2

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) amended and restated effective as of December 12, 2013 (“Effective Date”), is made and entered into by and between EMRISE CORPORATION, a Delaware corporation (“Employer”), and GRAHAM JEFFERIES (“Executive”).

RECITALS

Employer desires that the Executive continue his employment relationship with Employer in order to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that continuing the Executive’s services as an employee of Employer and the benefits of his business experience are of material importance to Employer and Employer’s stockholders.

NOW, THEREFORE, in consideration of Executive’s employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive’s employment relationship with Employer. This Agreement shall also be read in conjunction with the UK Service Agreement, dated December 12, 2013 (the “UK Agreement”). The existence of any conflict between this Agreement and the UK Agreement shall be governed by the terms of the UK Agreement.

1. General Duties of Employer and Executive.

(a) Employer agrees to continue to employ Executive and Executive agrees to continue employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. Employer hereby employs Executive as President and Chief Operating Officer of Employer as of the Effective Date, reporting to the Chief Executive Officer of Employer (the “CEO”). Executive’s duties and responsibilities shall be those normally assumed by the President and Chief Operating Officer of a publicly-owned company similarly situated to Employer, as well as such other or additional duties, as may from time-to-time be assigned to Executive by the CEO. Such other or additional duties shall be consistent with the senior executive functions set forth above.

(b) While employed hereunder, Executive shall use his reasonable endeavors to obey the lawful directions of the CEO. Executive shall also use his reasonable endeavors to promote the interests of Employer and to maintain and to promote the reputation of Employer. While employed hereunder, Executive shall devote his full business time, efforts, skills and attention to the affairs of Employer and faithfully perform his duties and responsibilities hereunder.

(c) While this Agreement is in effect, Executive may from time to time engage in any activities that do not compete directly with Employer, provided that such activities do not interfere with his performance of his duties. Executive shall be permitted to (i) invest his personal assets as a passive investor in such form or manner as Executive may choose in his discretion, (ii) participate in various charitable efforts, and (iii) serve as a member of the Board of Directors of other corporations which are not competitors of Employer.

2. Compensation and Benefits.

(a) As compensation for his services to Employer, Employer, through its wholly-owned subsidiary, Emrise Electronics, Ltd. (“Emrise Electronics”), shall pay to Executive an annual base salary of £180,000, payable in equal monthly payments in accordance with the Employer’s regular payroll policy for salaried employees (the “Salary”). The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Employer (the “Board”) shall perform an annual review of Executive’s Salary based on a review of Executive’s performance of his duties prepared by Employer’s CEO and Employer’s other compensation policies. After review and recommendation by the CEO, the Compensation Committee shall recommend compensation changes for the Executive to the Board for approval.

(b) In addition to the foregoing Salary, Executive shall be eligible for an annual incentive bonus (“Incentive Bonus”) based on the review and recommendation of the CEO in compliance with criteria determined by the Compensation Committee and in accordance with the Bonus Plan adopted by the Employer in January 2013 which his set forth as Appendix II, the Compensation Committee will make a recommendation to the Board. The Incentive Bonus shall be payable annually in cash and/or equity, following the date on which Employer’s Form 10-K for the previous fiscal year is filed with the Securities and Exchange Commission (the “SEC”).

(c) Upon Executive’s furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment and cellular telephone expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy.

(d) Executive shall be entitled to participate in the medical (including hospitalization), dental, life and disability insurance plans, to the extent offered by Employer, and in amounts consistent with the Employer’s policy, for other senior executive officers of Employer, with premiums for all such insurance for Executive and his dependents to be paid by Employer, subject to customary employee contributions and in amounts consistent with Employer’s policy in the U.K.

(e) Executive shall have the right to participate in any additional compensation, benefit, pension, stock option, stock purchase, 401(k) or other plan or arrangement of Employer now or hereafter existing for the benefit of other senior executive officers of Employer, to the extent offered by Employer, and in amounts consistent with Employer’s policy in the U.K.

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(f) Executive shall be entitled to twenty-five (25) working days’ paid vacation in each calendar year in addition to public holidays in the United Kingdom. Executive shall also be entitled to other paid or unpaid leaves of absence consistent with Employer’s normal policies for other senior executive officers of Employer or as otherwise approved by the Board.

(g) Executive shall be provided a monthly car allowance in the amount of at least £460 or the provision of a “company car”, as recommended by the Chief Executive Officer of the Employer to the Compensation Committee of the Board, in accordance with the Employer’s policy in the U.K.

(h) Employer shall purchase and maintain in effect a directors’ and officers’ liability insurance policy with a minimum limit of liability equal to non-executive directors and shall enter into an indemnification agreement with Executive upon terms and conditions mutually acceptable to Employer and Executive.

3. Preservation of Business; Fiduciary Responsibility.

Executive shall use his reasonable endeavors to preserve the business and organization of Employer and to preserve the business relations of Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

4. No Specified Term; Employment at Will.

The employment relationship between Employer and Executive pursuant to this Agreement is not for any specific term, but may be terminated with or without cause, by Employer or by Executive, at any time and for any reason, subject to the rights and obligations of Employer and Executive as set forth in this Agreement. Any modification to the nature of the at-will employment relationship between Employer and Executive must be made in writing, and must be signed by Executive and by Employer.

5. Termination.

Employer or Executive may terminate Executive’s employment under this Agreement at any time, but only on the following terms:

(a) Employer may terminate Executive’s employment under this Agreement at any time for “Due Cause” (as defined in Appendix I attached hereto and incorporated herein by this reference) upon the good faith determination by the Board that Due Cause exists for the termination of the employment relationship.

(b) If Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 1 of this Agreement for a period of 180 consecutive days, this Agreement shall terminate immediately; provided, however, that Executive shall remain an employee of Emrise Electronics Ltd. under the UK Agreement and shall be entitled to remuneration in an amount equal to the amount paid under Emrise Electronics Ltd.’s permanent health scheme, subject to the provisions of Section 6(b).

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(c) This Agreement shall terminate immediately upon Executive’s death, subject to the provisions of Section 6(b).

(d) Subject to the provisions of Section 6(c), Employer may terminate Executive’s employment under this Agreement at any time for any reason whatsoever, even without Due Cause, by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of the notice. If Employer terminates the employment of Executive other than (i) pursuant to Section 5(a) for Due Cause, (ii) due to incapacity pursuant to Section 5(b) or due to Executive’s death pursuant to Section 5(c), or (iii) due to Executive’s voluntary termination upon or after attaining age 65, then the action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive’s employment (a “Constructive Termination”), and, in that event, Executive shall be entitled to receive the compensation set forth in Section 6(c).

(e) Executive may terminate this Agreement at any time for “Good Reason” (as defined in Appendix I attached hereto and incorporated herein by this reference) within 30 days after Executive learns of the event or condition constituting “Good Reason” and, in that event, shall be entitled to receive the compensation set forth in Section 6(c).

6. Effect of Termination.

(a) If the employment relationship is terminated (i) by Employer for Due Cause pursuant to Section 5 (a), or (ii) by Executive breaching this Agreement by refusing to continue his employment, or (iii) by Executive without Good Reason, then all compensation and benefits shall cease as of the date of termination, other than: (A) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination or as set forth under the UK Agreement; (B) Executive’s pro rata annual Salary (as in effect as of the date of termination), payable in the manner as prescribed in the first sentence of Section 2(a)) through the date of termination; (C) any stock options which have vested as of the date of termination pursuant to the terms of the agreement granting the options; and (D) accrued vacation as required by applicable law.

(b) If Executive’s employment relationship is terminated due to Executive’s incapacity pursuant to Section 5(b) or due to Executive’s death pursuant to Section 5(c), Executive or Executive’s estate or legal representative, shall be entitled to (i) those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination, (ii) a prorated Incentive Bonus, payable in the manner as prescribed in the second sentence of Section 2(b) (to the extent Executive would otherwise be eligible) for the fiscal year in which incapacity or death occurs, and (iii) a lump-sum cash payment, payable within ten (10) business days of separation from service due to death or disability in an amount equal to one (1) year of Executive’s then current annual Salary as set forth in Section 2(a).

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(c) In the event of a termination of this Agreement as a result of Constructive Termination, or by Executive for Good Reason, or by non-renewal of this Agreement by the Board, then Employer shall:

(i) pay to Executive on the date of termination his Salary in effect as of the date of termination through the end of the month during which the termination occurs plus credit for any vacation earned but not taken;

(ii) pay to Executive on the first business day following the expiration of the revocation period described in Section 6(d) (provided Executive has not tendered his revocation and subject to Section 6(d)) as severance pay the election (solely within the Executive’s discretion) of either:

(1)	an amount equal to two (2) times Executive’s Salary, to be paid out over a period of thirty-six (36) months in equal monthly installments. Any severance pay hereunder will be calculated at a base salary of at least £180,000 regardless of (and without regard to) any voluntary reduction in base salary by Executive at any time subsequent to the execution of this Agreement. Beginning with the nineteenth (19th) deferred severance payment, and continuing through the thirty-sixth (36th) deferred severance payment, inclusive, Executive shall be entitled to receive interest on the unpaid balance at an interest rate of 4.5% per annum of the remaining balance; or

(2)	In the event of a Change in Control as defined in Appendix I or the sale of the Employer, the outstanding unpaid balance of the severance pay as well as the value of all other compensation and benefits described herein shall be accelerated and shall become due and owing in a single lump sum payment to be made within fourteen (14) days of the execution of the separation agreement referred to in subsection 6(d) of this Agreement.

(iii) pay to Executive on the date of termination the prorated Incentive Bonus, if any, for the fiscal year during which termination occurs; and

(iv) maintain, at Employer’s expense, in full force and effect, for Executive’s continued benefit, all medical and life insurance to which Executive was entitled immediately prior to the date of termination (or at the election of Executive in the event of a Change in Control, immediately prior to the date of the Change in Control) until the earliest of (i) 2 years or (ii) the date or dates that Executive’s continued participation in Employer’s medical and/or life insurance plans, as applicable, is not possible under the terms of the plans (the earliest of (i) and (ii) is referred to herein as the “Benefits Date”). If Employer’s medical and/or life insurance plans do not allow Executive’s continued participation in the plan or plans, then Employer will pay to Executive, in monthly installments, from the date on which Executive’s participation in the medical and/or life insurance, as applicable, is prohibited until the date that is twenty-four (24) months after the date of termination, the monthly premium or premiums which had been payable by Employer with respect to Executive for the discontinued medical and/or life insurance, as applicable.

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(d) Executive shall be entitled to the payments and benefits described in subsections 6(c)(ii) and (iv) only if Executive signs an appropriate separation agreement within sixty (60) days of his separation of service in a form acceptable to Employer, which includes a release of all claims against Employer to the fullest extent permitted by law, such agreement actually enters into effect following any revocation period required by law, and Executive complies fully with any continuing obligations under this Agreement. The Employer shall provide an appropriate separation agreement to the Executive within fourteen (14) days of his separation of service. The failure of the Employer to provide an appropriate separation agreement within thirty (30) days from the Executive’s separation of service will trigger the payments and benefits described in subsections 6(c)(ii) and (iv).

(e) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another Employer after the date of termination, or otherwise.

(f) Except as expressly provided herein, the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Employer Benefit Plan, employment agreement or other contract, plan or arrangement.

(g) The amount of any payment provided under this Agreement shall not be reduced by reason of any present value calculation.

(h) Upon termination of this Agreement, compensation and benefits shall be paid to the Executive as set forth in the applicable subsection of this Section 6 and stock options granted to Executive, if any, shall be governed by the provisions of all stock option agreements between Employer and Executive. In the event of a termination of this Agreement by Executive for Good Reason, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of those plans and arrangements.

7. Covenants of Confidentiality, Nondisclosure and Noncompetition.

(a) During the term of this Agreement, Employer will provide to Executive certain confidential and proprietary information owned by Employer as more fully described below. Executive acknowledges that he occupies or will occupy a position of trust and confidence with Employer, and that Employer would be irreparably damaged if Executive were to breach the covenants set forth in this Section 7(a). Accordingly, Executive agrees that he will not, without the prior written consent of Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by Employer to be disclosed in the course of performing Executive’s duties under this Agreement for Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information obtained by Executive during his employment hereunder related to Employer or any parent, subsidiary or affiliated person or entity (collectively, “Confidential Information”). Confidential Information shall include, without limitation, information about Employer’s Inventions (as defined in Section 8(a)), customer lists and product pricing, data, know-how, formulae, processes, ideas, past, current and planned product development, market studies, computer software and programs, database and network technologies, strategic planning and risk management. Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates will be received in confidence and as a fiduciary of Employer. Executive will exercise utmost diligence to protect and guard the Confidential Information.

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(b) Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

(c) Executive agrees that he will, upon the termination of his employment, return all Employer’s property including but not limited to Employer leased or owned vehicles, mobile telephone, fuel card, personal computer, all documents, working papers, information whether stored on computer disc or otherwise, and all other records relating to Employer and its business. Executive agrees that he will confirm in writing that he has complied with this clause, if requested to do so by Employer, within seven (7) days of receipt of such a request.

(d) Executive agrees that, while Executive is employed with Employer, he will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with Employer or any of its business activities or solicit individuals or other entities that are customers or competitors of Employer. Executive further agrees that, for a period of twenty-four (24) months after the date of termination of this Agreement (the “Restricted Period”), Executive shall not use Employer’s trade secrets, either directly or indirectly, to compete in any way with the business of Employer and will not solicit individuals or other entities that are customers or competitors of Employer during the six-month period immediately prior to the date of termination of this Agreement, to terminate or change their contracts or business relations with Employer. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee of Employer to terminate his employment with Employer.

(e) The negotiations in connection with this Agreement were and are intended by the Executive and the Employer to be confidential. Neither party shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement or the terms and conditions hereof; provided, however, that the parties agree and acknowledge that this Agreement will be filed with the SEC and that any disclosure with respect to information contained in this Agreement shall be permissible.

(f) For purposes of this Section 7, “Employer” shall include any of its subsidiaries or any other entity in which it holds a 50% or greater equity interest.

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8. Inventions.

(a) Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications or programs (collectively, “Inventions”) made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive’s employment with Employer and for a period of two (2) years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, Employer, or any of its parents, subsidiaries, shall be promptly disclosed by Executive to Employer, shall be assigned by Executive to Employer and shall be Employer’s exclusive property.

(b) Executive will, upon Employer’s request and without additional compensation, execute any documents necessary or advisable in the opinion of Employer’s legal counsel to direct the issuance of patents to Employer with respect to Inventions that are to be Employer’s exclusive property under this Section 8 or to vest in Employer title to the Inventions; the expense of securing any patent, however, shall be borne by Employer.

(c) Executive will hold for Employer’s sole benefit any Invention that is to be Employer’s exclusive property under this Section 8 for which no patent is issued.

9. No Violation.

Executive represents that he is not bound by any Agreement with any former employer or other party that would be violated by Executive’s employment by Employer.

10. Injunctive Relief.

Executive acknowledges that the breach, or threatened breach, by Executive of the provisions of this Agreement shall cause irreparable harm to Employer, which harm cannot be fully redressed by the payment of damages to Employer. Accordingly, Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek an injunction or restraining Executive from any violation or threatened violation of this Agreement.

11. Dispute Resolution.

Subject to Section 10, all claims, disputes and other matters in controversy (“dispute”) arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or non contractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 11, and not through resort to any judicial proceedings.

(a) Neither party shall commence an arbitration proceeding pursuant to the provisions of Section 11(b) unless that party first gives a written notice (a “Dispute Notice”) to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the American Arbitration Association Commercial Mediation Rules in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the American Arbitration Association. If the dispute has not been resolved by mediation within sixty (60) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions below.

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(b) Any dispute that is not settled by mediation as provided in Section 11(a) shall be resolved by arbitration in New Jersey before a single arbitrator appointed by the American Arbitration Association or its successor. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect, and the pertinent provisions of the laws of the State of New Jersey relating to arbitration. The decision of the arbitrator may be entered as a final judgment in any court of the State of New Jersey or elsewhere. The prevailing party in any such arbitration shall also be entitled to recover reasonable attorneys’, accountants’ and experts’ fees and costs of suit in addition to any other relief awarded the prevailing party.

12. Miscellaneous.

(a) If any provisions contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

(b) All notices and other communications required or permitted hereunder or necessary or convenience in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested or hand delivered, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer:	EMRISE Corporation
2500 Meridian Parkway
Durham, NC 27713
Attention: Chief Executive Officer

If to Executive:	Graham Jefferies
7 Shephers Close, Fen Ditton
Cambs, CB5 8XJ, United Kingdom

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 12(b).

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(c) This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and Executive, his heirs, executors, administrators, representatives, legatees and permitted assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer. If Executive should die while any amounts are due to him pursuant to this Agreement, all such amounts shall be paid to Executive’s devisee, legatee or other designee, or if there be no such designee, to Executive’s estate. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Executive and his legal counsel, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform each of them if no such succession or assignment had taken place. Any failure of Employer to obtain such Agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate Executive’s employment for Good Reason. As used in this Agreement, “Employer” means EMRISE Corporation and any successor or assign to its business and/or assets which executes and delivers the Agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any company a majority of the voting securities of which is then owned by Employer, “Employer” as used in this Agreement shall in addition include that subsidiary company. In that event, Employer agrees that it shall pay or shall cause the subsidiary company to pay any amounts owed to Executive pursuant to this Agreement.

(d) This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement (other than any option agreement dated prior to the Effective Date between Executive and Employer and other than the UK Agreement), including without limitation that certain Executive Employment Agreement dated effective as of January 1, 2006 between Employer and Executive, that certain Executive Employment Agreement dated effective as of November 1, 2007 between Employer and Executive, and that certain Amendment No. 1 to Employment Agreement dated effective June 18, 2010 between Employer and Executive. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute that document.

(e) The laws of the State of New Jersey will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof.

(f) Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

(g) The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a party of this Agreement.

(h) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

(i) Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen. Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in entering into an employment relationship with Executive.

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(j) Tax Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Employer from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(k) Entire Agreement. This Amendment, together with the UK Agreement, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.

(l) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Employer pursuant to any such law, government regulation or stock exchange listing requirement).

[signature page follows]

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The undersigned, intending to be legally bound, have executed this Agreement effective as of the date first written above.

EMRISE CORPORATION

Date: December 12, 2013	By:	/s/ Carmine T. Oliva
Carmine T. Oliva,
Chief Executive Officer

Date: December 12, 2013		/s/ Graham Jefferies
Graham Jefferies

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APPENDIX I

Additional Definitions

For purposes of this Agreement, the following additional capitalized terms shall have the respective definitions set forth below:

Benefit Plan. The term “Benefit Plan” means any benefit plan or arrangement (including, without limitation, Employer’s profit sharing or stock option plans, if any, and medical, disability and life insurance plans) in which Executive is participating (or any other plans providing Executive with substantially similar benefits).

Change in Control. The term “Change in Control” means the occurrence of any of the following events:

(a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Employer that represent 40% or more of the combined voting power of Employer’s then outstanding voting securities or 50% or more of the combined Fair Market Value of Employer’s then outstanding stock, other than:

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Employer or any person controlled by Employer or by any employee benefit plan (or related trust) sponsored or maintained by Employer or any person controlled by Employer, or

(ii) an acquisition of voting securities by Employer or a corporation owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of the stock of Employer.

provided, however, that notwithstanding the foregoing, an acquisition of Employer’s securities by Employer that (x) causes Employer’s voting securities beneficially owned by a person or group to represent 40% or more of the combined voting power of Employer’s then outstanding voting securities or (y) cause Employer’s stock beneficially owned by a person or group to represent 50% or more of the combined Fair Market Value of Employer’s then outstanding stock shall not be considered an acquisition by any person or group for purposes of this subsection (a); provided, however, that if a person or group shall become the beneficial owner of 40% or more of the combined voting power of Employer’s then outstanding voting securities or 50% or more of the combined Fair Market Value of Employer’s then outstanding stock by reason of share acquisitions by Employer as described above and shall, after such share acquisitions by Employer, become the beneficial owner of any additional securities of Employer, then such acquisition shall constitute a Change in Control;

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(b) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c) the acquisition by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder), or combined acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of assets from Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition; and

(d) stockholder approval of a complete liquidation or dissolution of Employer.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Employer’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Employer’s stockholders.

Notwithstanding the foregoing, there is no Change in Control event when there is a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer. A transfer of assets by Employer is not treated as a Change in Control if the assets are transferred to:

(i) a stockholder of Employer (immediately before the asset transfer) in exchange for or with respect to the stockholders’ stock;

(ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Employer;

(iii) a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Employer; or

(iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person or group described in (iii) above.

Due Cause. The term “Due Cause” means any of the following events:

(a) any intentional misapplication by Executive of Employer’s funds or other material assets, or any other act of dishonesty injurious to Employer committed by Executive; or

(b) Executive’s conviction of (i) a felony or (ii) a crime involving moral turpitude; or

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(c) Executive’s use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board reasonably determines renders Executive unfit to serve in his capacity as a senior executive of Employer; or

(d) Executive’s breach, nonperformance or non observance of any of the terms of this Agreement, including but not limited to Executive’s failure to adequately perform his duties or comply with the reasonable directions of the Board.

Notwithstanding anything in the foregoing subsections (c) or (d) to the contrary, Employer shall not terminate Executive under subsections (c) or (d) unless the Board first provides Executive with a written memorandum describing in detail how his performance hereunder is not satisfactory and Executive is given a reasonable period of time (not less than 90 days) to remedy the unsatisfactory performance related by the Board to Executive in that memorandum. A determination of whether Executive has satisfactorily remedied the unsatisfactory performance shall be promptly made by a majority of the disinterested directors of the Board at the end of the period provided to Executive for remedy and their determination shall be final.

Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Fair Market-Value. The term “Fair Market Value” of a share of Employer’s common stock as of a given date shall be: (a) if the common stock is listed or admitted for trading on any United States national securities exchange and/or is quoted on a system of automated dissemination of quotations of securities prices in common use, the last reported sale price of a share of common stock on the principal exchange or system on which shares of common stock are trading on such date (or if no sale occurred on such date, then on the next preceding date on which a trade occurred); provided, however, that if the common stock is not a last sale reported security, then the Fair Market Value shall be the average of the closing high bid and low asked quotations for a share of common stock on such principal exchange or system on such date (or if bid and asked prices were not both reported on such date, then on the next preceding date on which bid and asked prices were both reported); provided further, that the sale, bid and asked prices referred to in this clause (a) shall be as reported in a newspaper of general circulation or by such other source as the Board deems reliable; or (b) if the common stock is not listed or admitted for trading on such an exchange or system on such date, the Fair Market Value of a share of common stock as established by the Board acting in good faith, taking into account all material information available with respect to the value of a share of common stock, including, without limitation, the value of the tangible and intangible assets of Employer, the present value of its anticipated future cash flows, the market value of the stock or equity interests in other entities engaged in substantially the same business, recent arm’s length transactions involving the sale of common stock, and other relevant factors such as control premiums or discounts for lack of marketability.

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Good Reason. The term “Good Reason” as used in this Agreement shall mean any of the following which occur without Executive’s written consent and provided that Executive notifies Employer’s Board in writing of the event or condition constituting “Good Reason” within thirty (30) days of the initial existence of such event or condition, that Executive intends to terminate his employment for such Good Reason, specifying the Good Reason, and Employer fails to remedy the specified event or condition within thirty (30) days after receipt of such notice:

(a) the material diminution in Executive’s authority, duties, or responsibilities; a material diminution in Executive’s titles or offices; any removal of Executive from or any failure to reelect Executive to any of his positions as an officer, except in connection with the termination of his employment for disability; Retirement; Executive’s death; or by Executive other than for Good Reason;

(b) a purported reduction by Employer in Executive’s base salary amounting to a material diminution in such salary to an amount less than the greater of (i) the base salary as in effect on the date hereof or (ii) 10% below the base salary in effect at the time of the purported reduction; or

(c) a failure by Employer to comply with any material provision resulting in a material breach by Employer of this Agreement which has not been cured within 30 days after notice of noncompliance has been given by Executive to Employer, or if the failure is not capable of being cured in that time, a cure shall not have been diligently initiated by Employer within the 30 day period; provided, however, that any of the foregoing actions shall not be considered to be Good Reason if the action is undertaken by Employer as a termination for Due Cause.

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APPENDIX I

2013 Bonus Plan

(see attached)

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